Exhibit 99.1

News Release

Wabtec Announces Estimate Of Tax Reform Impact, Preliminary 2017 4Q Results

WILMERDING, PA, Feb. 2, 2018 – Wabtec Corporation (NYSE: WAB) today announced an estimate of the impact of U.S. tax reform and its preliminary 2017 fourth quarter results. The fourth quarter preliminary results include:

•	Revenues of about $1.1 billion.

•	GAAP earnings per diluted share of about 55 cents.

•	GAAP earnings are expected to include the following impact from the U.S. tax reform bill that was enacted in December 2017: expenses of about $55 million, or about 57 cents per diluted share, for the repatriation of earnings; and a benefit of about $52 million, or about 53 cents per diluted share, from a reduction in deferred tax liabilities. Therefore, the net impact of U.S. tax reform in the fourth quarter is expected to be an expense of about $3 million, or about 4 cents per diluted share.

•	GAAP earnings are also expected to include: contract adjustments of about $24 million, or about 18 cents per diluted share, for higher-than-expected costs to complete certain existing contracts; and expenses of about $18 million, or about 13 cents per diluted share, for restructuring and integration actions.

•	Excluding the impact of tax reform, the contract adjustments, and the restructuring and integration actions, fourth quarter adjusted earnings per diluted share are expected to be about 90 cents. (See reconciliation table below.)

•	Cash from operations for the quarter was about $145 million, and the company had a year-end net debt balance of about $1.6 billion.

•	At year-end, the company had a record, multi-year backlog of about $4.6 billion, 2 percent higher than at the end of the third quarter.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “2017 was a year of transition and positioning the company for the future. We made excellent progress on integrating the Faiveley acquisition, implemented common processes that we believe will improve our project execution and performance, improved our cash flow generation each quarter, and continued to invest in our growth strategies. We are finalizing our financial plan for 2018 and expect to generate growth in revenues, adjusted earnings per diluted share and cash flow from operations.”

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

News Release

Wabtec plans to report final 2017 results and provide 2018 guidance before the U.S. financial markets open on Tuesday, Feb. 20 and to conduct a conference call with analysts and investors at 10 a.m. the same day. To listen to the call via webcast, please go to www.wabtec.com and click on the “Investor Relations” and “Webcasts” tabs of the site. An audio replay of the call will also be available by calling 412-317-0088 (passcode: 466#).

Wabtec Corporation (www.wabtec.com) is a leading global provider of equipment, systems and value-added services for transit and freight rail. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future revenues and earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in the expected timing and profitability of projects; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Set forth below is the calculation of the non-GAAP performance measure included in this press release. We believe that this measure provides useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec’s reported results prepared in accordance with GAAP.

Reconciliation of Preliminary 2017 fourth quarter earnings per diluted share

Estimated net income per diluted share in accordance with GAAP	55 cents
Add back expense for tax reform (cost of repatriation of earnings)	57 cents
Deduct benefit from tax reform (reduction in deferred tax liabilities)	(53) cents
Add back expense for contract adjustments	18 cents
Add back expense for restructuring/integration	13 cents

Adjusted, estimated net income per diluted share excluding these items	90 cents

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148